Exhibit 4.3

SUMMARY OF THE IRREVOCABLE GUARANTY TRUST AGREEMENT NO. F/00756

On September 28, 2010, Grupo Casa Saba, S.A.B. de C.V. (“Grupo Casa Saba”), Casa Saba, S.A. de C.V., Inmuebles Visosil, S.A. de C.V., Distribuidora Citem, S.A. de C.V. and Transportes Marproa, S.A. de C.V., as settlors (each a “Settlor” and, collectively, the “Settlors” and/or “Second Beneficiaries”); Última del Golfo, S.A. de C.V., Capa, S.A. de C.V., Alta del Centro, S.A. de C.V., Solo, S.A. de C.V., Estrella del Pacífico, S.A. de C.V., Medicamentos Doctorgen, S.A. de C.V., Inmuebles Visosil, S.A. de C.V., Drogueros, S.A. de C.V., Daltem Provee Nacional, S.A. de C.V., Casa Saba, S.A. de C.V., Farmacias ABC, S.A. de C.V., Publicaciones Citem, S.A. de C.V., Daltem Provee Norte, S.A. de C.V., Centennial, S.A. de C.V. and Controladora Casa Saba, S.A. de C.V., as issuers (each an “Issuer” and, collectively, the “Issuers”); The Bank of New York Mellon, S.A., Institución de Banca Múltiple (the “Trustee”); and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria (together with its successors, beneficiaries and assigns, the “Beneficiary”), acting both in its own name and in its capacity as Mexican Collateral Agent in the name, on behalf and for the benefit of the Lenders; entered into irrevocable guaranty trust agreement No. F/00756 (the “Agreement”).

Upon establishment of such irrevocable guaranty trust with the Trustee, each Settlor transferred thereto all of its rights and title to the Initial Shares as security for (i) the payment when due of the principal amount and any interests thereon or other amounts payable by it under the Credit Agreement, the Promissory Notes and other related documents, (ii) the satisfaction of its obligations under the Agreement, and (iii) the payment of any and all fees, costs and expenses incurred by the Beneficiary in connection with the execution of this Agreement, the transfer of any property to the trust, and the enforcement thereof (all such obligations, collectively, the “Secured Obligations”). The Initial Shares, duly endorsed in favor of the Trustee and the execution of this Agreement and a receipt, constitute evidence of the receipt of the Initial Shares by the Trustee.

The Settlors or any third parties controlled by Grupo Casa Saba shall transfer to the Trustee any additional shares acquired by them (the “Additional Shares”), within five (5) Business Days from their acquisition or issuance. In order to comply with the provisions contained in the General Corporations Law (Ley General de Sociedades Mercantiles), one (1) such share may remain outside of the trust.

The transfer of title to the Initial Shares to the Trustee entailed:

(1)           (i) the delivery thereto of the stock certificates representing the Initial Shares, duly endorsed in its favor, and (ii) the recordation of such transfer in the stock registry of the relevant Issuer, by the Secretary of the Board of Directors thereof, including a notation to the effect that the Initial Shares were contributed to the trust, together with a Secretary’s Certificate as with respect to such recordation, including a copy of the relevant entry; and

(2)           the subsequent delivery thereto of any Additional Shares acquired by the Settlors or any third party controlled by Grupo Casa Saba, and the performance of the other acts referred to in the preceding paragraph.

The Trustee received the certificates representing the Initial Shares and agreed to hold them in trust as part of the trust estate (the “Trust Estate”), as security for the satisfaction of the Secured Obligations, and to revert all rights and title thereto to the Settlors on the Expiration Date. The party contributing the Initial Shares and any Additional Shares shall be liable for (i) any defect in such title and (ii) any hidden defects.

For purposes of the applicable tax laws, the Settlors and Second Beneficiaries have reserved themselves the right to obtain the reversion of their title to the Initial Shares and any Additional Shares on the Expiration Date.

The Trust Estate is comprised by:

(1)           the Initial Shares transferred to the Trustee;

(2)           any Additional Shares or other property contributed to the trust;

(3)           any additional rights in respect of the Initial Shares, the Additional Shares and any other property contributed to the trust;

(4)           any dividends or other distributions, excluding those payable to the Settlors;

(5)           any instruments or securities purchased out of the Trust Estate, and any return yielded thereby;

(6)           any certificates or instruments contributed to the trust in lieu of the Initial Shares or the Additional Shares;

(7)           the rights conferred by the Initial Shares, any Additional Shares and any other item of property contributed to the trust;

(8)           any other item of property contributed to the Trust Estate.

Until such time as an Execution Event shall have occurred, the Settlors shall retain the voting and dividend rights conferred by the Initial Shares and any Additional Shares, subject to the following:

(1)           The Settlors shall be entitled to (i) instruct the Trustee as with respect to the manner in which the Trustee must vote the Initial Shares and any Additional Shares, or as with respect to the execution of any resolutions in lieu of a shareholders’ meeting, and (ii) cause the Trustee to issue proxy letters for purposes of the exercise of the voting rights pertaining to the Initial Shares and any Additional Shares, except if an Execution Event shall have occurred, in which case such rights shall be exercised by the Trustee in accordance with the instructions provided to it by the Beneficiary.

a.           The Trustee, in its capacity as holder of the Initial Shares and any Additional Shares, shall exercise any and all rights of first refusal to subscribe any newly issued shares, so long as it shall have received from the Settlors (i) written instructions to such effect, at least three (3) Business Days prior to the expiration of the period for the exercise of such rights, and (ii) the requisite funds, at least two (2) Business Days in advance.

(2)           The Settlors shall be entitled to receive from the Trustee any cash dividends or distributions paid by the Issuer of the Initial Shares or any Additional Shares, unless an Execution Event shall have occurred, in which case any such amount shall become part of the Trust Estate.

Any and all in-kind dividends or distributions paid in respect of the Initial Shares and any Additional Shares shall become part of the Trust Estate.

Except as otherwise authorized in writing by the Beneficiary, the Settlor shall be required to:

(1)           give to the Beneficiary and the Trustee notice of any circumstance that could affect the Trust Estate;

(2)           execute and deliver any and all such documents as may be necessary to effect and protect the transfer of title to any item of property, so as to enable the Trustee and the Beneficiary to exercise their respective rights in connection therewith;

(3)           refrain from creating or suffering the existence of any lien on the Trust Estate;

(4)           refrain from taking or allowing any person controlled by it to take any action that could affect the validity or enforceability of this Agreement or the Credit Agreement;

(5)           transfer to the Trustee any Additional Shares acquired by them; and

(6)           defend, at its own cost and expense, the Trust Estate and the rights of the Beneficiary, the Secured Parties and the Trustee.

Pursuant to Article 83 of the Law of Credit Institutions (Ley de Instituciones de Crédito) and Article 403 of the LGTOC, following the occurrence of an Execution Event the Beneficiary shall be entitled to instruct the Trustee to commence extrajudicial proceedings to sell the Trust Estate in accordance with the following:

(1)           Upon receipt of any such instruction (the “Sale Instructions”) from the Beneficiary, the Trustee shall give notice and forward a copy thereof to a representative of the Settlors, substantially in the form of Exhibit C, and shall commence the process to sell the Trust Estate in order to pay the Secured Obligations as a result of the occurrence of an Execution Event. The Sale Instructions shall include a copy of the Agreement, certified by a notary public, a description of the Execution Event, the amount owed to the Beneficiary and the latter’s determination to the effect that the Settlors have incurred in default with their obligations.

(2)           The Trustee shall give written notice of its receipt of the Sale Instructions to the Settlors’ representative either in accordance with the instructions provided to it to such effect by the Beneficiary or its representatives, or in person through a notary public, during Business Days and business hours, within three (3) Business Days from its receipt of the Sale Instructions.

(3)           The Settlors shall have the right to object to such sale within three (3) Business Days from the receipt of written notice thereof from the Trustee.

(4)           The Settlors shall only be entitled to object to such sale upon delivery to the Trustee of an original payment receipt or waiver of the Beneficiary’s execution rights (as a result of the cure of the relevant Execution Event), issued and executed by the Beneficiary; provided, that the Trustee shall be entitled to request from the Beneficiary written confirmation of the actual satisfaction of the relevant obligations.

(5)           If the Settlors do not provide evidence of the satisfaction of their obligations under the Credit Agreement, the Promissory Notes or any other related document, or of the Beneficiary’s waiver of its right to demand such sale, or if they do not provide any such evidence in the terms set forth in the Agreement, the Trustee shall proceed with the sale of the Trust Estate in accordance with the written instructions of the Beneficiary.

(6)           The Beneficiary may, upon written notice to the Trustee, suspend the process for the sale of the Trust Estate, or decide to move forward with it.

(7)           The Trustee shall sell the Trust Estate at a public auction held at the site of its choice, with the Advisor’s assistance. The Trustee, with the assistance of the Advisor (as such term is defined hereinbelow), shall investigate each potential bidder and request its cooperation in connection with the bidding process. The Advisor, based upon the Beneficiary’s instructions, shall prepare and distribute, or cause a third party to prepare and distribute, at the Settlors’ cost and expense, a confidential information memorandum (the “Information Memorandum”) for its delivery to the prospective bidders. The Information Memorandum shall include, among other things, a description of the business of the Issuers, an analysis of their financial statements and results of operations (including the audited financial statements of each such Issuer for the previous three (3) fiscal years), and the confidentiality obligations of the prospective bidders as with respect to the information provided to them. The Information Memorandum shall set forth the amount required to be posted by the prospective bidders in the form of a deposit certificate or a certified check issued in the Trustee’s name, in order to guaranty the seriousness of their bids.

(8)           At the request of the Beneficiary or the Advisor, the Settlors and the Issuers shall prepare and deliver to the Trustee, the Beneficiary and the Advisor, any and all such information as with respect to the Issuers as the Beneficiary or the Advisor may deem necessary for purposes of the preparation of the Information Memorandum or for the purposes of the Agreement, and any and all such documents as in the Beneficiary’s or the Advisor’s opinion may be required by a prospective bidders as a basis for the submission of an informed bid; provided, that the Information Memorandum shall state that neither the Trustee nor the Beneficiary or the Advisor shall be liable for any information contained therein as with respect to the Issuers.

(9)           Following the distribution of the Information Memorandum to the prospective bidders by the Trustee, the Trustee shall notify to such prospective bidders the place, date and time for the auction (the “Notice of Auction”); provided, that such date may not occur later than 30 (thirty) days from the date of distribution of the Information Memorandum and any other information to all of the prospective bidders, or later than 45 (forty-five) days from the delivery of the Information Memorandum and any other information to the first prospective bidder.

(10)         The bidders shall deliver their bids to the Trustee in writing, in a closed envelope, together with a deposit certificate issued by a banking institution, or a certified check in the Trustee’s name, in the amount requested by the Trustee as guaranty of the seriousness of their bids.

(11)         The Trustee shall open the envelopes in the presence of a notary public and the bidders or their representatives, on the date and at the time set for the auction and, if so requested by the Beneficiary, shall consummate the sale of the Trust Estate to the highest bidder within 10 (ten) Business Days as of such date (or if its consummation within such period were not practicable for any reason, then within a longer period).

(12)         The winning bidder shall be required to pay to the Trustee the purchase price offered by it, within the Business-Day period set forth by the Trustee based on the Beneficiary’s instructions.

(13)         In the event of the winning bidder’s failure to pay such purchase price within the period set forth to such effect, the deposit or certified check delivered by such bidder shall become the property of the Beneficiary and shall be applied by it to the outstanding amount of the Secured Obligations, in accordance with the Agreement.

(14)         If the purchase price shall have remained unpaid upon expiration of the relevant payment period, the Trustee, within the next 20 (twenty) Business Days, shall give written notice of such circumstance to the bidder who submitted the second highest bid and, upon ratification of its bid by such bidder and at the Beneficiary’s request, the Trustee shall allow such bidder a period of time to pay the purchase price. If such bidder does not ratify its original bid, the Trustee may continue to contact the bidder who submitted the next best offer, subject to the procedure described hereinabove, unless the Beneficiary shall object to it.

(15)         If the Trustee were unable to complete the sale, it shall, subject to the Beneficiary’s consent, hold a new action in accordance with the above procedure until it shall have sold the Trust Estate.

The amount belonging to the Trust Estate shall be delivered to the Trustee and shall be allocated by it in accordance with the Beneficiary’s instructions; provided, that in any event it must be allocated in the following order:

(1)           to pay any and all taxes due and payable by the Settlors in connection with the sale of the Trust Estate;

(2)           to pay any and all of the fees and expenses incurred in connection with the sale of the Trust Estate;

(3)           to pay the fees of the Trustee;

(4)           to pay any and all the Secured Obligations remaining unsatisfied, to which effect it shall deliver to the Beneficiary any and all amounts as the latter may request for purposes of their allocation in accordance with the Credit Agreement; and

(5)           the balance remaining after the payment of each and all of the amounts set forth hereinabove, if any, shall be delivered to the Settlors in accordance with the instructions provided by them or, absent such instructions, shall be allocated as a competent court may determine.

Subject to the receipt of instructions to such effect from the Beneficiary, the Trustee shall appoint a third party, a banking institution or a financial advisor (the “Advisor”) to coordinate the bidding process and prepare all the requisite documentation; provided, that (i) the Beneficiary shall be entitled to replace the Advisor with or without cause, and (ii) no employment relationship shall exist at any time between the Advisor and the Trustee or the Beneficiary.